Filed Pursuant to Rule 424(b)(3)
Registration No. 333-111526

PROSPECTUS

      The information in this Prospectus is not complete, and it may be changed. These securities will not be publicly resold until the registration statement, of which this Prospectus is a part, is filed with the Securities and Exchange Commission and has become effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

RCG COMPANIES INCORPORATED

6,775,285 SHARES
COMMON STOCK

      This Prospectus relates to the resale of up to 6,775,285 shares of our common stock, par value $.04 per share, by certain stockholders. The shares that may be resold pursuant to this Prospectus include 2,500,000 shares of common stock underlying warrants exercisable at $2.44 per share, 42,857 shares of common stock underlying warrants exercisable at $2.45, 100,000 shares of common stock underlying warrants exercisable at $1.85 per share and 100,000 shares of common stock underlying warrants exercisable at $1.60 per share.

      Our common stock is traded on the American Stock Exchange under the symbol “RCG.” The closing sales price of our common stock on January 6, 2004 was $1.89 per share.

      INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 1 FOR INFORMATION THAT YOU SHOULD CONSIDER.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION, HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is January 9, 2004.

RISK FACTORS
FORWARD-LOOKING STATEMENTS
OFFERING SUMMARY
ABOUT THE COMPANY
USE OF PROCEEDS
DESCRIPTION OF COMMON STOCK
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION INCORPORATED BY REFERENCE

RISK FACTORS

      You should carefully consider the risk factors set forth below, as well as the other information in this Prospectus, in evaluating whether to invest in our Shares.

      WE MAY NEED TO RAISE ADDITIONAL FUNDS IN ORDER TO CONTINUE TO OPERATE AND GROW OUR BUSINESS.

      We believe that our existing balances of cash and cash equivalents and investments will be sufficient to meet working capital and capital expenditure requirements of our continuing operations through the end of fiscal 2004. If we are unable to grow our business or improve our operating cash flows as expected, we suffer significant losses on our investments or are unable to realize adequate proceeds from those investments, including our holdings in Lifestyle Innovations, Inc., then we will need to secure alternative debt or equity financing to provide us with additional working capital. There can be no assurance that we will be able to complete such financing if required. If we raise funds through debt financing, then we will incur additional interest expense going forward. If we raise additional funds by issuing additional equity securities, then the percentage ownership of our current stockholders will be diluted. We cannot be certain that additional financing will be available on acceptable terms. In addition, our ability to complete future financings may be affected by the market price of our common stock. If adequate funds are not available on acceptable terms, then we will not be able to continue to fund our existing businesses or our planned expansion or take other steps necessary to enhance our business or continue our operations.

      WE HAVE BEEN INCURRING OPERATING LOSSES AND THERE CAN BE NO ASSURANCE THAT WE WILL ACHIEVE OR SUSTAIN PROFITABILITY.

      We have incurred operating losses since inception. Certain of our operating businesses have incurred and continue to incur operating losses. We expect to continue to incur significant operating costs in connection with our efforts to expand our existing businesses and to grow through acquisitions. As a result of these costs and uncertain revenue growth, there can be no assurance that we will achieve or be able to sustain profitability.

      THE PRICE OF OUR COMMON STOCK HAS BEEN VOLATILE AND IF THE MARKET PRICE OF OUR COMMON STOCK DECREASES, STOCKHOLDERS MAY NOT BE ABLE TO SELL THEIR SHARES OF COMMON STOCK AT A PROFIT.

      The trading price of our common stock during our last fiscal year, as reported by the American Stock Exchange, fluctuated from a high of $1.50 to a low of $0.26. Fluctuations in the price of our common stock may occur, among other reasons, in response to:

•	operating results;

•	regulatory changes;

•	economic changes;

•	market valuation of firms in related businesses; and

•	general market conditions.

      In addition, the volume of shares of our common stock bought and sold on any trading day has been subject to wide fluctuations which also contribute to fluctuations in the trading price of our common stock. The trading price of our common stock could continue to be subject to wide fluctuations in response to these or other factors, many of which are beyond our control.

      WE MAY BE UNABLE TO MAINTAIN OUR LISTING ON THE AMERICAN STOCK EXCHANGE AND IF WE ARE DELISTED THE TRADING OF OUR COMMON STOCK COULD BE MORE DIFFICULT.

      Our common stock is presently listed and trading on the American Stock Exchange. We believe that we meet the standards for continued listing but such a determination is subjective and the Exchange may not agree. If our common stock is delisted from the Exchange trading in our securities could be more difficult and trading of our common stock could be subject to the “penny stock” rules. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions (including trading on the American Stock Exchange). These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transactions involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.

      IF WE CANNOT INTEGRATE OUR RECENT OR FUTURE ACQUISITIONS, WE MAY BE UNABLE TO SUCCESSFULLY EXECUTE OUR STRATEGY.

      We anticipate that a portion of our future growth will be accomplished through acquisitions. The success of our plan depends upon our ability to:

•	identify suitable acquisition opportunities;

•	effectively integrate acquired personnel, operations, products and technologies into our organization;

•	retain and motivate the personnel of acquired businesses;

•	retain customers of acquired businesses; and

•	obtain necessary financing on acceptable terms or use our securities as consideration for acquisitions.

      Turbulence in financial markets and the current U.S. economy may result in a diminished pool of companies that meet our criteria for acquisition. Even if we are successful in acquiring companies, we may be unable to integrate them into our business model or achieve the expected synergies.

      OUR ACQUISITION STRATEGY HAS AND WILL CONTINUE TO DILUTE OUR CURRENT STOCKHOLDERS’ OWNERSHIP.

      Our acquisition strategy contemplates that we may issue our securities to make strategic acquisitions and attempt to grow our business. Each of the acquisitions that we complete in the future, involving the issuance of securities, will further dilute our current stockholders’ ownership interest in the Company.

      OUR GROWTH PLACES STRAIN ON OUR MANAGERIAL, OPERATIONAL AND FINANCIAL RESOURCES.

      Our growth has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources. Further growth will increase this strain on our managerial, operational and financial resources, which may inhibit our ability to successfully implement our business plan.

      WE DEPEND ON CERTAIN IMPORTANT EMPLOYEES, AND THE LOSS OF ANY OF THOSE EMPLOYEES MAY HARM OUR BUSINESS.

      Our performance is substantially dependent on the performance of our executive officers, Michael D. Pruitt, our CEO and Melinda Morris Zanoni, our EVP, and other key employees. The familiarity of these key employees with our Company and Kent Elsbree and Carlisle Vason, with the charter services business make them especially critical to our success. In addition, our success is dependent on our ability to attract, train, retain and motivate high quality personnel, especially for our management team. The loss of the services of any of our executive officers or key employees may harm our business. Our success also depends on our continuing ability to attract, train, retain and motivate other highly qualified technical and managerial personnel. Competition for such personnel is intense and our limited resources are likely to make it more difficult for us to attract and retain such personnel.

      THE MAJORITY OF OUR REVENUES HAS HISTORICALLY BEEN DERIVED THROUGH CONTRACTS WITH VACATION EXPRESS, A COMPANY THAT WE RECENTLY ACQUIRED; IF WE ARE UNABLE TO OPERATE AND MANAGE THIS ACQUISITION SUCCESSFULLY, OUR REVENUES MAY DECREASE AND WE MAY INCUR SUBSTANTIAL DEBT.

      During the three month periods ended September 30, 2003 and 2002, sales to Vacation Express, a MyTravel Group company and a customer of our aviation travel services business, represented 71% and 69%, respectively, of the Company’s consolidated revenue. For the fiscal years ended June 30, 2003 and 2002, sales to Vacation Express represented 73% and 54%, respectively, of our consolidated revenue. This concentration of revenue with Vacation Express, and its sister company, SunTrips, Inc., increased in July 2002 with the beginning of a new program for SunTrips. In October, 2003 we acquired Vacation Express and SunTrips. If we are unable to operate these recent acquisitions successfully, our new acquisitions may not be profitable or may incur substantial debt.

      PURSUANT TO THE TERMS OF OUR ACQUISITION OF VACATION EXPRESS WE HAVE INCURRED SUBSTANTIAL DEBT WHICH IS SECURED BY CERTAIN OF OUR INVESTMENT HOLDINGS.

      Under the terms of our acquisition of Vacation Express we issued a $10,000,000 seven year promissory note which is secured by certain of our investment holdings. In addition, under the terms of the acquisition we have made a commitment to purchase $4,500,000 of travel related services. If we are unable to repay the note or satisfy the commitment, we may forfeit certain of our investment holdings. In addition, the debt may put a strain on our working capital. If we are unable to repay the debt, our financial position will be negatively impacted.

      FUTURE EVENTS SIMILAR TO THOSE OF SEPTEMBER 11, 2001 MAY HAVE AN ADVERSE EFFECT ON OUR BUSINESSES.

      The terrorist attack against the United States on September 11, 2001 produced great uncertainty in the economy in general and in the aviation industry in particular. These events are still having a negative impact on the air travel industry. These events may drastically alter the long-term demand for charter services. In addition, these events may lead the Federal Aviation Administration to place additional restrictions on charter flight operators, which may increase the cost of private charter services. The long-term impact of these events on the aviation industry and the chartered services segment of that industry are not known. These events could have a material adverse effect on our aviation travel services business.

      GOVERNMENT REGULATION OF THE TRAVEL INDUSTRY COULD IMPACT OUR AVIATION TRAVEL SERVICES’ BUSINESS OPERATIONS.

      Certain segments of the travel industry are regulated by the United States Government and, while we are not currently required to be certified or licensed under such regulation, certain services offered by our aviation travel services business are affected by such regulation. Charter flights operators, upon which our aviation travel services business depends, are subject to vigorous and continuous certification requirements by the Federal Aviation

Administration. Changes in the regulatory framework for charter aviation travel could adversely affect our aviation travel services business’ operations and financial condition.

      OUR AVIATION TRAVEL SERVICES BUSINESS FACES INTENSE COMPETITION FROM COMMERCIAL AIRLINERS AND OTHER TOUR OPERATORS FOR CUSTOMERS.

      We provide leisure charter jet travel and tour services and face intense competition from commercial airlines and other tour operators for the potential customers who travel to these locations and other locations that we may serve in the future. These commercial airlines have greater resources, marketing efforts and brand equity than we do and they also offer a potential customer more flights to these locations. Furthermore, travelers have numerous choices of location when choosing travel destinations. Since we offer only limited travel destinations, we face intense competition from travel agents, commercial airlines, hotels, resorts, casinos and other organizations in the travel industry that offer alternative travel destinations to those offered by us. Many competitors possess far greater capital and human resources, marketing efforts and brand equity than we do. If we are unable to compete effectively with these various competitors in the travel industry, we may not be able to achieve and maintain profitability.

      OUR TECHNOLOGY SOLUTIONS BUSINESS MAY NOT BE ABLE TO KEEP UP WITH THE CONTINUOUS TECHNOLOGICAL CHANGE IN ITS MARKET.

      The success of our technology solutions business will depend, in part, on its ability to respond to technological advances. This business may not be successful in responding quickly, cost-effectively and sufficiently to these developments. Many of the competitors of our technology solutions business are larger than we are and have significantly more financial resources to invest in advances in technology, products and other areas central to providing technology and Internet solutions. Our technology solutions business will not be able to compete effectively or meet its growth objectives if it is unable, for technical, financial or other reasons, to adapt in a timely manner in response to technological advances. In addition, employee time allocated to responding to technological advances will not be available for client engagements.

      THE SUCCESS OF OUR TECHNOLOGY SOLUTIONS BUSINESS IS LARGELY DEPENDENT UPON ITS ABILITY TO RETAIN ITS MANUFACTURER AUTHORIZATIONS THAT ALLOW IT TO SELL SOFTWARE TO EDUCATIONAL CUSTOMERS AT DISCOUNTED PRICING.

      Our technology solutions business has been accumulating authorizations from key software manufacturers that allow it to sell products to educational facilities at deep discounts. If our technology solutions business were to lose any of these authorizations, its ability to sell computer products to educational customers would be adversely impacted, which could have a similar impact on its sales, profitability and ability to expand within this business line. In addition, this business uses credit lines extended by software and hardware manufacturers and distributors. The loss of any of these credit lines would limit the ability of our technology solutions business to meet customer demand, thereby reducing sales and profits.

      WE OWN A 71% INTEREST IN LIFESTYLE INNOVATIONS, INC., BUT WE HAVE NO CONTROL OVER ITS DAY TO DAY OPERATIONS, NOR CONTROL OVER ITS OPERATING LOSSES.

      We own a 71% interest in Lifestyle Innovations, Inc. Although we own a majority interest in this company, we do not manage nor have any control over its day to day operations. Lifestyle Innovations, Inc. has incurred operating losses. If Lifestyle Innovations, Inc. continues to incur operating losses, it may effect our financial condition.

      THE EXERCISE OF OUTSTANDING OPTIONS AND WARRANTS COULD SUBSTANTIALLY DILUTE EXISTING STOCKHOLDERS AND COULD HAVE A NEGATIVE EFFECT OUR STOCK PRICE.

      We have adopted an Employee Stock Option Plan (the “Plan”) and our stockholders have authorized the issuance of options to acquire up to 20,000,000 shares of common stock under the Plan. As of September 30, 2003, we have outstanding options for 2,106,536 shares under the Plan that have been granted to our officers, directors, employees and other service providers of which options for 1,373,159 shares are vested. No options were exercised for fiscal year 2003. In addition to options issued under the Plan, we currently have outstanding warrants as of September 30, 2003 for up to 2,702,962 shares. Our outstanding options and warrants have exercise prices ranging from $0.28 to $28.00. The exercise of these options or warrants would dilute the percentage ownership of our current stockholders and the potential sale of shares issued upon the exercise of these warrants or options could have a negative impact on the market price of our common stock.

      IF WE ARE NOT ABLE TO PROTECT OUR INTELLECTUAL PROPERTY, PROPRIETARY RIGHTS AND TECHNOLOGY, WE COULD LOSE THOSE RIGHTS AND INCUR SUBSTANTIAL COSTS POLICING AND DEFENDING THOSE RIGHTS.

      We rely primarily on a combination of intellectual property laws and contractual provisions to protect our proprietary rights and technologies, brand and marks. These laws and contractual provisions provide only limited protection of proprietary rights and technology. Our means of protecting our intellectual property, proprietary rights and technology may not be adequate.

      IF THE SELLING STOCKHOLDERS SELL A SUBSTANTIAL AMOUNT OF THEIR SHARES, THESE SALES COULD HAVE AN ADVERSE IMPACT ON OUR STOCK PRICE.

      If some or all of the Selling Stockholders sell a substantial amount of their common stock under this Prospectus, such sales could have a significant negative impact on the market price of our common stock. This Prospectus could result in a large number of shares of our common stock being sold in the market which, in turn, could result in a reduction in the market price of our common stock.

FORWARD-LOOKING STATEMENTS

      THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT MAY PROVE NOT TO BE ACCURATE. This Prospectus (including information included or incorporated by reference herein) contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which represent our expectations or beliefs concerning future events that involve risks and uncertainties. All statements other than statements of historical facts included in this Prospectus (including, without limitation, the statements under the section of this document titled “About the Company” and elsewhere herein) and in our filings that are incorporated by reference herein are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual future results or trends to differ materially from future results or trends expressed or implied by such forward-looking statements. The most significant of such risks, uncertainties and other factors are discussed under the section of this document titled “Risk Factors,” beginning on page 1 of this Prospectus. Prospective investors are urged to consider carefully such factors.

OFFERING SUMMARY

      Securities Purchase Agreement

      Pursuant to a Securities Purchase Agreement dated October 31, 2003 (the “Closing Date”), we sold an aggregate of 2,500,000 shares of our common stock and common stock purchase warrants to purchase 2,500,000 shares of our common stock exercisable at $2.44 per share to ten accredited investors for an aggregate purchase price of $4,000,000. The warrants may be exercised any time on or after the six month anniversary of the Closing Date and prior to forty two months after the issuance of the warrants. The shares of common stock and warrants were sold in a private transactions exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act.

      Under the terms of a Registration Rights Agreement, we are obligated, by December 30, 2003, to file a registration statement on Form S-3 in order to register the shares of common stock (including the shares of common stock underlying the warrants) issued pursuant to the Securities Purchase Agreement. We are also required to use our commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act as promptly as possible, but in any event no later than 120 days following the Closing Date. We are filing this registration statement to comply with our obligations under the Securities Purchase Agreement and the Registration Rights Agreement.

      Other Shares

      In addition, we are also registering an additional aggregate of 1,775,285 shares of our common stock, including 242,857 shares of common stock underlying warrants.

      The majority of these shares of common stock were issued pursuant to a private placement in September 2003. Under the private placement we issued an aggregate of 1,071,428 shares of our common stock to ten accredited investors for gross proceeds of $1,200,000. The private placement was made pursuant to Regulation D, Rule 506 of the Securities Act of 1933. The investors received information concerning our Company and had the opportunity to ask our Company questions regarding our operations. In addition, the shares issued to these investors contained the appropriate restrictive legends. The terms of the private placement provided the investors with piggy-back registration rights.

      An aggregate of 200,000 shares are being registered pursuant to a debt conversion agreement with GAIA Holdings, Inc. The Company is registering up to 225,000 shares of common stock issuable to Computer Inventory Control, Inc. in consideration for the Company’s acquisition of substantially all of the assets from Computer Inventory Control, Inc. and 36,000 shares we are registering were issued to Equity Communications LLC pursuant to a settlement agreement dated August 11, 2003 for services rendered.

      The aggregate of 242,857 shares are underlying two warrants issued by the Company. A warrant to purchase 42,857 shares of common stock is held by Delvest, Inc. and was issued in consideration for a loan made by Delvest to one of our subsidiaries. The remaining 200,000 shares are underlying a warrant issued to G. David Gordon, of which 100,000 are exercisable at $1.85 per share and the remaining 100,000 are exercisable at $1.60 per share. The warrants were issued to Mr. Gordon in lieu of legal fees.

ABOUT THE COMPANY

      WHO WE ARE

      RCG Companies Incorporated and its subsidiaries is a network of travel and entertainment and technology services companies brought together under one operating company to benefit from synergistic relationships and the infusion of intellectual and capital resources. We are engaged in the operation of aviation travel services, tour services, technology solutions businesses and a call center operation. RCG is a Delaware corporation incorporated in 1982 and our fiscal year ends on June 30.

      We are a corporation principally engaged in the operation of:

•	an aviation travel and tour services business;

•	an Internet/technology solutions business; and

•	a telecommunications call center business.

      Our current operating subsidiaries include: Flightserv, Inc. (our aviation travel services business); DM Marketing, Inc. (our telecommunications call center business); and Logisoft Corp. (our Internet/technology solutions business). During fiscal 2001, we expanded our aviation services business and acquired several companies operating in diverse technology segments. In fiscal 2002, we expanded the businesses of all of our subsidiaries, with particular focus on the aviation travel services business. Consequently, we have increased our focus on the travel and entertainment sector and plan to continue to acquire substantial interests in and operate and enhance the value of companies operating in the travel and entertainment sectors. We are in the early phases of our expanded strategy and continue to focus on existing operations as well as our efforts to implement this strategy.

      We also own a 71% interest in Lifestyle Innovations, Inc., a full service home technology integration company providing complete installation and equipment for structured wiring, home security, PC networking, home audio, home theater, central vacuum and accent lighting.

      OUR ADDRESS AND PHONE NUMBER

      Our principal executive offices are located at 6836 Morrison Boulevard, Suite 200, Charlotte, North Carolina 28211. Our telephone number is (704) 366-5054.

      OUR BUSINESSES

      GENERAL

      In fiscal 2001, we brought in new executive management and modified our business plan to focus on acquiring and enhancing travel and entertainment and technology services companies and, as a result, acquired companies in the telecommunications call center, home technology and technology solutions business segments. We also brought in new management to our aviation business and completed the acquisition of an aviation services company that, together, have expanded that business into a highly specialized travel organization that delivers a unique turnkey air service. This air travel services business generated $62 million and $27 million in revenue in fiscal years 2003 and 2002, respectively. As a result of this growth, we have increased our focus on the travel and entertainment sector and plan to continue to acquire substantial interests in, operate and enhance the value of companies operating in the travel and entertainment sectors. We are in the early phases of our expanded strategy and continue to focus on existing operations as well as our efforts to implement this strategy.

      At different times prior to fiscal 2000, we operated businesses in several industries including drug-screening, computer software and residential and commercial real estate development, all of which have now been discontinued. During fiscal 2000, our Company, under the name flightserv.com, Inc. was engaged in the development of an Internet website to provide access to private aviation travel services. In March 2000, we launched our private aviation program, called Private SeatsTM. We were able to generate only minimal customer bookings through the Private SeatsTM program and did not book any flights under this program after June 2000.

      In October 2000, we changed our name to eResource Capital Group, Inc. to reflect the new business direction. On November 14, 2003, we changed our name to RCG Companies Incorporated to further reflect the nature and evolution of our business.

      AVIATION TRAVEL SERVICES

      We acquired Internet Aviation Services, Ltd. (“IASL”), a leisure and business travel services company which provided charter aviation services, in August 2000. IASL was integrated into our aviation travel services business through our Flightserv, Inc. (“Flightserv”) subsidiary.

      Flightserv, headquartered in Atlanta, GA, is a nationally recognized airline and travel program management company providing tour operators, corporate travel departments, sports teams and casinos with cost effective and reliable charter air transportation on a scheduled and ad-hoc basis. Flightserv acts as a program manager by providing turnkey charter services including aircraft and related services such as ground support and aircraft fueling, passenger service and support, and real-time flight tracking. Flightserv also provides its clients with Internet-ready reservations services and aviation consulting. Flightserv differentiates itself in the charter travel industry by focusing on full program management services, which combines the functions of aircraft brokerage, flight operations, airport operations, contract negotiation between clients and air service providers, airport subsidy negotiations and consumer marketing. Flightserv does not own or operate any aircraft.

      Flightserv had an agreement with Vacation Express, a member of the MyTravel Group, ending in December 2004, to operate a passenger hub at Atlanta Hartsfield Airport. Pursuant to the terms of the agreement, six commercial jet aircraft originate in six eastern and mid-western cities and serve six Caribbean destinations. Also, in July 2002, Flightserv entered into a three-year agreement with SunTrips, Inc., a sister company of Vacation Express in the MyTravel Group, to operate scheduled weekly flights between three west coast cities and two Mexican destinations. The majority of the revenue of Flightserv was historically generated pursuant to these contracts.

      On October 31, 2003, VE Holdings, Inc. (“Vacation Express”) and SunTrips, Inc. (“SunTrips”) both wholly-owned subsidiaries of MyTravel USA Holdings, Inc., entered into an amended and restated asset purchase agreement with FS Tours, Inc. and FS SunTours, Inc., which are wholly-owned direct subsidiaries of Flightserv.

      Under the terms of the asset purchase agreement, FS Tours and FS SunTours acquired substantially all of the assets and certain liabilities of Vacation Express and SunTrips, except for certain excluded items, for $12 million, of which $10 million is in the form of a seven-year non interest bearing promissory note from Flightserv secured by certain of our investment holdings.

      In conjunction with the asset purchase, we entered into a three-year agreement with MyTravel Canada Holidays, Inc., for certain services, including the purchasing of hotel accommodations for our company on an exclusive basis. Under the asset purchase agreement we are required to pay MyTravel Canada approximately $4.5 million over three years.

      Additionally, we were required to obtain replacement letters of credit in the aggregate principal amount of $3 million.

      With the closing of these acquisitions, SunTrips and Vacation Express will continue to operate from their current locations, with FS Tours and FS SunTours assuming operational control. Air and hotel vacation packages will continue to be marketed and sold under the SunTrips and Vacation Express brands.

      SunTrips, based in San Jose, California, sells air and hotel vacation packages to Mexico, Dominican Republic, Costa Rica, Hawaii and the Azores out of Oakland, California and/or Denver, Colorado. Vacation Express, based in Atlanta, Georgia, sells air and hotel packages to Mexico and Caribbean destinations, including Aruba, Bahamas, Costa Rica, Dominican Republic, Jamaica, and St. Martin. SunTrips and Vacation Express together generated revenues of approximately $200 million for the twelve months ended September 30, 2003. Both companies were air charter customers of Flightserv.

      In fiscal 2002 and 2003, Flightserv developed and implemented a trial scheduled charter flight operation d/b/a Interstate Jet. Initial service began between Allentown PA/ Newburgh NY and Las Vegas NV and Los Angeles CA. The origination cities were chosen as a result of direct cash subsidies and marketing support from the respective airport authorities. While the first trials of these cities did not yield adequate passenger loads and yields to break even, Flightserv plans to continue to work with airport authorities to develop and implement new scheduled air service to minimize reliance on fixed length tour operator contracts.

      During fiscal year 2003, Flightserv started two joint ventures, flightfuel, Inc. and Platinum Air Charter, LLC, with initial investments of $5,000 and $60,000, respectively. Both are 50% owned by Flightserv. flightfuel began operations in January, 2003 and provides fuel management services to its clients. flightfuel has temporarily suspended further fuel sales, while it seeks to recover through litigation past due fuel amounts (approximately $360,000) from a former client. Platinum, a Dallas, Texas based company, began operations in July, 2003 and provides charter air program management services to its clients. Platinum specializes in charter flights that can utilize smaller non-commercial airports (FBO’s). Platinum currently has contracts primarily with casinos and NCAA colleges.

      TECHNOLOGY SOLUTIONS

      Our technology solutions business is the result of our acquisition of Logisoft Corp. (f/k/a Logisoft Computer Products Corp.), and its wholly-owned subsidiary eStorefronts.net Corp. in June 2001.

      Our technology solutions business provides integrated products and services to assist customers in meeting their strategic technology initiatives. Our products and services include distribution of third-party published software titles to the educational market and corporate customers, full service Internet development, Internet site hosting and co-location and Internet business development services encompassing partner site management and marketing. In our Internet business development and marketing services business, we generally participate in the development and implementation of the business plan in exchange for revenue-sharing and/or equity-based arrangements.

      On June 6, 2001, the Company acquired Logisoft in exchange of 785,714 shares of common stock pursuant to that certain agreement and plan of merger. The total purchase price aggregated $5,504,879 and the transaction was recorded using the purchase method of accounting. The excess value of the purchase price over the fair value of Logisoft’s net assets on the acquisition date aggregating $4,146,000 was allocated to goodwill. The aggregate purchase price and goodwill were both adjusted in fiscal 2002 by $42,000 to reflect the issuance of earn-out shares to certain members of Logisoft’s management.

      On June 10, 2003 eStorefronts.net Corporation, 100% owned by Logisoft, purchased a 75% interest in Premier Shoe Group, LLC for $187,000. A one-year 10% note of $147,000 was signed at closing and $40,000 cash was paid. Premier Shoe Group operates a website named 123Shoes.com which sells brand name shoes. The results of Premier Shoe Group will be consolidated on Logisoft’s financial statements and the portion of income or loss attributable to the minority interest as an increase or decrease to the minority interest recorded.

      On October 31, 2003, Logisoft acquired substantially all of the assets of Computer Inventory Control, Inc. (“CIC”), a Pittsburgh, Pennsylvania based educational software company, in consideration of up to 225,000 shares of the Company’s common stock valued at $380,000. On October 31, 2003, the purchase price was 174,312 shares of the Company’s common stock, which was determined by dividing $380,000 by the average closing price of the Company’s common stock on the American Stock Exchange for the previous three consecutive business days ending on the day prior to the closing of the acquisition agreement. To the extent that the aggregate gross sales price for the sales of the 174,312 shares of the Company’s common stock held by CIC exceeds $380,000, then CIC shall surrender to the Company all of the remaining shares held by CIC for no additional consideration or pay to the Company an amount equal to the difference between the aggregate gross sales price and $380,000. In the alternative, if the gross sales price from the sale of the 174,312 shares of the Company’s common stock is less than $380,000, then the Company shall issue to CIC additional shares of Company common stock in an amount equal to the difference between $380,000 and the aggregate sales price. The short fall may also be paid in cash. Pursuant to the acquisition agreement, Logisoft acquired the “SchoolWorld Software” trademark, software licenses as well as all of the accounts, data bases and related inventory of CIC. CIC is a full service source for educational software.

      TELECOMMUNICATIONS CALL CENTER

      We operate our telecommunications call center providing telemarketing, help desk and other services to companies through our subsidiary DM Marketing, Inc. (“DMM”). In December 2002, our aviation travel services business assumed operational responsibility of the call center operations located in Pensacola FL. The call center provides support to aviation travel services as a reservations and customer care center for airlines, tour operators and for internal programs for which the Company takes reservations from travelers. On September 1, 2003, the Company closed its Pensacola, FL call center facility. Future DMM programs will be managed by Flightserv, Inc.

      In January 2003, DMM was operated and managed by Flightserv and provided in-bound reservations call center services to Southeast Airlines and Flightserv’s Interstate Jet. From January through June 2003 DMM booked approximately 65,000 passenger segment reservations for Southeast Airlines and Interstate Jet.

      INVESTMENT IN LIFESTYLE INNOVATIONS

      We own a 71% of interest in Lifestyle Innovations, Inc., a publicly traded company. Lifestyle is a full service home technology integration company providing complete installation and equipment for home automation, structured wiring, home security, PC networking, home audio, home theater, central vacuum and accent lighting. Lifestyle creates relationship with high-end residential homebuilders (those that build residences with value equal to or greater than $250,000) and provides such homebuilders with a basic structured wiring and security package in exchange for an agreement to introduce the homeowner to a Lifestyle sales consultant and to offer the homeowner a visit to the local Lifestyle showroom. While in the showroom, the homeowner is introduced to the complete line of home security, entertainment, lighting and home office options. Lifestyle has also secured relationships with product manufacturers, distributors and service providers (cable, Internet service provider, broadband and security) to ensure the highest quality and most attractive pricing for the homeowners’ needs.

      RECENT FINANCING

      On October 31, 2003, we completed a $4,000,000 private placement offering of our common stock to a group of private institutional investors. The offering was made pursuant to Regulation D. We issued 2,500,000 common shares at $1.60 per share. We have granted registration rights to the investors, which is our principle purpose of filing this registration statement.

      In connection with the private placement, we issued 3-year common stock warrants, which are exercisable six months from closing, to purchase 2,500,000 common shares of our common stock. The common stock warrants have an exercise price of $2.44 per share, which was 110% of the closing bid price of our common stock the day prior to the closing date. The common stock warrants contain anti-dilution provisions.

      In connection with the private placement, we paid $280,000 cash commission and issued 200,000 3-year common stock warrants to our investment bank, HPC Capital Management. These warrants are exercisable at $2.44 per share. Additionally, we paid legal fees and expenses incurred in connection with the transaction.

USE OF PROCEEDS

      All of the shares of our common stock offered hereby are being sold by the Selling Stockholders. We will not receive any of the proceeds from the sale of the shares. However, this Prospectus includes 2,500,000 shares of common stock underlying warrants exercisable at $2.44 per share, 42,857 shares of common stock underlying warrants exercisable at $2.45 per share, 100,000 shares of common stock underlying warrants exercisable at $1.85 per share and 100,000 shares of common stock underlying warrants exercisable at $1.60 per share. If any of these warrants are exercised, we would receive the gross proceeds from payment of the exercise price. We intend to use these proceeds for working capital.

DESCRIPTION OF COMMON STOCK

      We are authorized to issue 200,000,000 shares of common stock, par value $.04. As of the date of this Prospectus, 18,593,003 shares are issued and outstanding. The outstanding shares of common stock are fully paid and non-assessable. The holders of common stock are entitled to one vote per share for the election of directors and with respect to all other matters submitted to a vote of shareholders. Shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of such shares voting for the election of directors can elect 100% of the directors if they choose to do so and, in such event, the holders of the remaining shares so voting will not be able to elect any directors.

      Upon any liquidation, dissolution or winding-up, our assets, after the payment of our debts and liabilities and any liquidation preferences of, and unpaid dividends on, any class of preferred stock then outstanding, will be distributed pro-rata to the holders of our common stock. The holders of our common stock do not have preemptive or conversion rights to subscribe for any of our securities and have no right to require us to redeem or purchase their shares. The holders of our shares of common stock are entitled to share equally in dividends if, as and when declared by our board of directors, out of funds legally available therefore, subject to the priorities accorded any class of preferred stock which may be issued. A consolidation or merger, or a sale, transfer or lease of all or substantially all of our assets, which does not involve distribution by us of cash or other property to the holders of our shares of common stock, will not be a liquidation, dissolution or winding up of our Company.

SELLING STOCKHOLDERS

      On the Closing Date (October 31, 2003) we entered into a Securities Purchase Agreement with ten accredited investors. Pursuant to the Securities Purchase Agreement, we sold an aggregate of 2,500,000 shares of our common stock and common stock purchase warrants to purchase 2,500,000 shares of our common stock for an aggregate purchase price of $4,000,000. The warrants may be exercised at any time on or after the six month anniversary of the Closing Date and prior to forty-two months after the issuance of the warrants. The exercise price of the warrants is $2.44 per share.

      Under the terms of a Registration Rights Agreement, we are obligated, by December 30, 2003 to file a Registration Statement on Form S-3 in order to register the shares of common stock (including the shares of common stock underlying the warrants) issued pursuant to the Securities Purchase Agreement. We are also required to use our commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as possible, but in any event, no later than 120 days following the Closing Date. We are filing this Registration Statement to comply with our obligations under the Securities Purchase Agreement and the Registration Rights Agreement. In the event that we do not comply with the registration requirements, we may be required to pay to each Selling Stockholder an amount in cash, as liquidated damages and not as a penalty, equal to 1.5% of the aggregate purchase price paid by such shareholder pursuant to the Securities Purchase Agreement for any shares then held by the shareholder and on each monthly anniversary of default (if there is no cure) we shall pay each stockholder an amount in cash, equal to 1% of the aggregate purchase price paid by the shareholder pursuant to the Securities Purchase Agreement for any shares held by the stockholder as of that date.

      Until twelve months after the effective date of this Prospectus, we are prohibited from effecting any financing of our common stock or common stock equivalents unless we provide a notice to all of the Selling Stockholders providing each with an opportunity to participate in any such financing. In addition, until ninety days after the effective date of this Prospectus, neither our Company nor any of our subsidiaries shall issue shares of common stock or common stock equivalents. This restriction, however, shall not apply to non-capital raising transactions, including, but not limited to, acquisitions or strategic investments, granting of options to employees, officers and directors subject to our Stock Option Plan or the exercise of or conversion of any outstanding convertible securities outstanding as of the date of the Securities Purchase Agreement.

      In addition, we are also registering an additional 1,775,285 shares of our common stock, including 242,857 shares of common stock underlying warrants exercisable at various prices as disclosed below.

      The majority of these shares of common stock were issued pursuant to a private placement in September 2003. Under the private placement the Company issued an aggregate of 1,071,428 shares of its common stock to ten accredited investors for gross proceeds of $1,200,000. The private placement was made pursuant to Regulation D, Rule 506 of the Securities Act of 1933. The shareholders received information concerning our Company and had the opportunity to ask our Company questions regarding our operations. In addition, the shares issued to these investors contained the appropriate restrictive legends. The terms of the private placement provided the investors with piggy-back registration rights.

      An aggregate of 200,000 shares are being registered pursuant to a debt conversion agreement with GAIA Holdings, Inc. The Company is also registering up to 225,000 shares of common stock issued to CIC in consideration for the Company’s acquisition of substantially all of the assets of CIC. 36,000 shares we are registering were issued to Equity Communications LLC pursuant to a settlement agreement dated August 11, 2003 for services rendered. An aggregate of 242,857 shares are underlying warrants issued by the Company. A warrant to purchase 42,857 shares of common stock is held by Delvest, Inc. and was issued in consideration for a loan made by Delvest to one of our subsidiaries. The remaining 200,000 shares are underlying a warrant issued to G. David

Gordon, of which 100,000 are exercisable at $1.85 per share and the remaining 100,000 are exercisable at $1.60 per share. The warrants were issued to Mr. Gordon in lieu of legal fees.

      The table below identifies each Selling Stockholder and sets forth information, to the best of our knowledge, regarding each Selling Stockholders’ beneficial ownership of shares of our common stock. This information is based upon information provided by each respective Selling Stockholder and public accounts filed with the SEC.

      The shares offered by this Prospectus may be offered for sale from time to time by the Selling Stockholders. Because the Selling Stockholders may offer all, some or none of the shares pursuant to this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any Shares, no estimate can be given as to the number of shares of common stock that will be held by the Selling Stockholders after the completion of this offering, unless it is assumed that all the Shares offered pursuant to this Prospectus are sold.

      The number of shares of common stock beneficially owned by the Selling Stockholders includes the shares of common stock beneficially owned by the Selling Stockholders as of the date of this Prospectus and shares of common stock underlying warrants or options held by Selling Stockholders that are exercisable within sixty (60) days of the date of this Prospectus. Except as otherwise indicated, to our knowledge, the Selling Stockholders have sole voting and investment power with respect to all shares of common stock beneficially owned by them, or with respect to the shares underlying options or warrants, will have sole voting and investment power at the time such shares are sold. Unless otherwise indicated, securities owned by the Selling Stockholders were received under the Securities Purchase Agreement. The percentages shown in the table below are based upon 18,593,003 shares of common stock outstanding as of December 3, 2003.

			NUMBER OF SHARES		NUMBER OF SHARES
	NUMBER OF SHARES		THAT MAY BE		BENEFICIALLY
	BENEFICIALLY OWNED		OFFERED PURSUANT		OWNED AFTER
SELLING STOCKHOLDERS	BEFORE OFFERING		TO THIS PROSPECTUS		OFFERING

Stonestreet L.P. 260 Town Centre Blvd., Suite 201 Markham, ON L3R 8H8 Canada	200,000		400,000	(1)	0
Alpha Capital AG Lettstrasse 32 Furstentums 9490 Vaduz, Leichtenstein	250,000		500,000	(2)	0
Bristol Investment Fund, Ltd. c/o Bristol Capital Advisors, LLC 6363 Sunset Blvd., 5th Floor Hollywood, CA 90028	312,500		625,000	(3)	0
Cranshire Capital, L.P. 666 Dundee Road, Suite 1901 Northbrook, IL 60062	93,750		187,500	(4)	0
Crescent International Ltd. c/o GreenLight (Switzerland) SA 84 Avenue Louis-Casai CH 1216 Cointrin, Geneva Switzerland	468,750		937,500	(5)	0
Gamma Opportunity Capital Partners, L.P. British Colonial Centre of Commerce One Bay Street, Suite 401 Nassau (NP), The Bahamas	218,750		437,500	(6)	0
Gryphon Master Fund, LP 500 Crescent Court, Suite 270 Dallas, TX 75201	312,500		625,000	(7)	0
Omicron Master Trust c/o Omicron Capital L.P. 810 Seventh Avenue, 39th Floor New York, NY 10019	93,750		187,500	(8)	0
Palisades Master Fund, L.P. 200 Mansell Court East, Suite 550 Roswell, GA 30076	456,250		912,500	(9)	0
Donald B. Sallee 750 Park Avenue, #36 SE Atlanta, GA 30326	387,500		387,500	(10)(13)	0
P. Roger Byer 88 Cottage Place Gillette, NJ 07933	176,429	(19)	133,929	(11)	85,000
GAIA Holdings, Inc. 7633 E. 63rd Place, Suite 210 Tulsa, OK 74133	500,000		248,660	(12)	251,340
K. Wesley M. Jones Sr. 6945 Baltusrol Lane Charlotte, NC 28210	203,572		178,572	(13)	25,000
Bobby M. Lutz 8712 Middleton lane Harrisburg, NC 28075	6,696		6,696	(13)	0
Perfect Timing, LLC 4390 River Bottom Drive Norcross, GA 30092	300,000	(21)	300,000	(13)	0
William J. Ritger 623 Ocean Avenue Sea Girt, NJ 08750	164,129	(20)	133,929	(13)	24,000
Vincent Sbarra 350 Summer Shade Lane Roswell, GA 30075	65,000		25,000	(13)	35,000
Scott Storick 11220 Elm Lane, Suite 200 Charlotte, NC 28277	22,321		22,321	(13)	0
Peter J. Wirth 11145 Metromont Parkway Charlotte, NC 28269	31,606		22,321	(13)	9,285
Delvest, Inc. 7633 East 63rd Place Suite 210 Tulsa, OK 74133	149,999		42,857	(14)	107,142
Equity Communications, LLC 1512 Grand Avenue Santa Barbara, CA 93103	36,000		36,000	(15)	0
G. David Gordon 10726 S. Lakewood Tulsa, OK 74133	769,853	(18)	200,000	(16)	569,853
Computer Inventory Control, Inc. 159 Techview Terrace Pittsburgh, PA 15213	225,000		225,000	(17)	0
TOTAL:			6,775,285

*	Indicates less than 1% beneficial ownership of the outstanding shares of common stock.

(1)	Includes 200,000 shares of common stock underlying warrants exercisable at $2.44 per share, which are exercisable commencing April 30, 2004. Voting control held by Elizabeth Leonard and Michael Finkelstein.

(2)	Includes 250,000 shares of common stock underlying warrants exercisable at $2.44 per share, which are exercisable commencing April 30, 2004. Voting control held by Konrad Alerman.

(3)	Includes 312,500 shares of common stock underlying warrants exercisable at $2.44 per share, which are exercisable commencing April 30, 2004. Voting control held by Paul Kessler.

(4)	Includes 93,750 shares of common stock underlying warrants exercisable at $2.44 per share, which are exercisable commencing April 30, 2004. Mitchell P. Koplin President of Downsview Capital, Inc., the General Partner of Cranshire Capital, L.P. has sole voting and investment control.

(5)	Includes 468,750 shares of common stock underlying warrants exercisable at $2.44 per share, which are exercisable commencing April 30, 2004. Mel Craw and Maxi Brezzi, in their capacity as managers of Green Light (Switzerland) SA, the investment advisor to Crescent International Ltd., have voting control and investment discretion over the shares owned by Crescent International Ltd. Messrs. Craw and Brezzi disclaim beneficial ownership of such shares.

(6)	Includes 218,750 shares of common stock underlying warrants exercisable at $2.44 per share, which are exercisable commencing April 30, 2004. Voting control held by Christopher Rossman.

(7)	Includes 312,500 shares of common stock underlying warrants exercisable at $2.44 per share, which are exercisable commencing April 30, 2004. Voting control held by Michael Scholten.

(8)	Includes 93,750 shares of common stock underlying warrants exercisable at $2.44 per share, which are exercisable commencing April 30, 2004. * See below for voting control.

(9)	Includes 456,250 shares of common stock underlying warrants exercisable at $2.44 per share, which are exercisable commencing April 30, 2004. Voting control held by Murray Todd.

(10)	Includes 93,750 shares of common stock underlying warrants exercisable at $2.44 per share, which are exercisable commencing April 30, 2004

(11)	Issued pursuant to private placement. Mr. Byer currently serves as a director of the Company.

(12)	Includes 48,660 shares issued pursuant to a private placement and 200,000 shares issued pursuant to debt conversion. Voting control held by Richard Clark.

(13)	Shares issued pursuant to private placement.

(14)	Shares underlie warrants exercisable at $2.45 per share. Voting control held by G. David Gordon.

(15)	Shares issued pursuant to settlement agreement dated August 11, 2003 for services rendered. President of Equity Communications is Ira Weingarten.

(16)	Also includes 100,000 shares of common stock underlying warrants exercisable at $1.60 per share and 100,000 shares of common stock underlying warrants exercisable at $1.85 per share issued in consideration for legal services.

(17)	Includes up to 225,000 shares of common stock issuable pursuant to acquisition of Computer Inventory Control, Inc.’s assets. Voting control held by Michael Gold.

(18)	In addition to the securities described under Footnote 16, interests also include 275,658 shares issues for debt conversion; 100,000 shares of common stock owned by the wife of Mr. Gordon; and 135,714 shares of common stock underlying warrants. Mr. Gordon is the majority shareholder of Delvest, Inc. Securities held by Delvest, Inc. are not included under Mr. Gordon’s individual ownership interests. In addition to being a creditor of the Company, Mr. Gordon provides legal services to the Company and is a significant franchisee of Lifestyle Innovations.

(19)	Includes 85,000 shares of common stock underlying options, of which 42,500 are currently vested. 21,250 of the remaining options vest on each of March 16, 2003 and June 16, 2004.

(20)	Includes 24,000 shares of common stock underlying warrants.

(21)	Voting control of Perfect Timing, LLC held by Lisa E. Mannion.

*  Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of April 21, 2003, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

      None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates other than as set forth above. Paul Mannion, Jr. is a principal of HPC Capital Management, which serves as our investment bank and acted as placement agent in connection with our recent financing. HPC Capital Management is a registered broker-dealer. Mr. Mannion’s wife is the principal of Perfect Timing, LLC, which purchased the securities being registered under this Prospectus as disclosed under footnote 13. In addition, Vincent Sbarra, a managing director of HPC Capital Management, purchased the securities being registered under this Prospectus as disclosed under footnote 13. To our knowledge neither Mr. Mannion, Mr. Sbarra nor HPC Capital Management has any arrangement with any person to participate in the distribution of such securities.

      We have agreed to pay the full costs and expenses in connection with the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and Prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the Selling Stockholders.

PLAN OF DISTRIBUTION

      The Shares may be offered by the Selling Stockholders from time to time in transactions on the American Stock Exchange, in privately negotiated transactions, through the writing of options on the Shares, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The methods by which the Shares may be sold or distributed may include, but are not limited to, the following:

•	a cross or block trade in which the broker or dealer engaged by a Selling Stockholder will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account;

•	an exchange distribution in accordance with the rules of such exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	privately negotiated transactions;

•	short sales or borrowings, returns and reborrowings of the Shares pursuant to stock loan agreements to settle short sales;

•	delivery in connection with the issuance of securities by issuers, other than us, that are exchangeable for (whether on an optional or mandatory basis), or payable in, such shares (whether such securities are listed on a national securities exchange or otherwise) or pursuant to which such shares may be distributed; and

•	a combination of any such methods of sale or distribution.

      In effecting sales, brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate in the resales. Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling security holders in amounts to be negotiated in connection with the sale. The selling security holders and these broker-dealers and agents and any other participating broker-dealers, or agents may be deemed to be “underwriters” within the meaning of the Securities Act, in connection with the sales. In addition, any securities covered by this Prospectus that qualify for sale under Rule 144 might be sold under Rule 144 rather than under this Prospectus. In connection with distributions of the shares or otherwise, the selling security holders may enter into hedging transactions with broker-dealers. In connection with the transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with selling security holders. The selling security holders may also sell shares short and deliver the shares to close out the positions. The selling security holders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell under this Prospectus. The selling security holders may also pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares under this Prospectus.

      Information as to whether an underwriter(s) who may be selected by the selling security holders, or any other broker-dealer, is acting as principal or agent for the selling security holders, the compensation to be received by underwriters who may be selected by the selling security holders, or any broker-dealer, acting as principal or agent for the selling security holders and the compensation to be received by other broker-dealers in the event the compensation of other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this Prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this Prospectus, including the supplement, if any, to any person who purchases any of the shares from or through a dealer or broker.

      We have advised the selling security holders that during the time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M of the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with an at the market offering such as this offering. All of the foregoing may affect the marketability of our common stock.

      None of the proceeds from the sales of the Shares by the Selling Stockholders will be received by us. We will bear certain expenses in connection with the registration of the Shares being offered by the Selling Stockholders, including all costs incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

LEGAL MATTERS

      The validity of the common stock offered hereby will be passed upon for us by the law firm of Adorno & Yoss, P.A, Fort Lauderdale, Florida.

EXPERTS

      Crisp Hughes Evans LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-KSB for the years ended June 30, 2003 and June 30, 2002, as set forth in their report, which is incorporated by reference in this Prospectus. Our financial statements are incorporated by reference in reliance on Crisp Hughes Evans LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the registration statement of which this Prospectus is a part, as well as such reports, proxy statements and other information, at the public reference room maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material can be obtained from the public reference room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC’s Web site at http://www.sec.gov. You may also inspect reports, proxy and information statements and other information about us at the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

INFORMATION INCORPORATED BY REFERENCE

      The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the earlier of the date the Selling Stockholders sell all the Shares or such other date as the offering is terminated and any unsold Shares are deregistered by the filing of a post-effective amendment:

•	Our Annual Report on Form 10-KSB for the year ended June 30, 2003;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003;

•	Our Current Reports and Amendments thereto on Form 8-K and Form 8-K/A, respectively, filed with the SEC:

October 16, 2003; October 21, 2003; November 17, 2003; and January 9, 2004;

•	Our Definitive Proxy Statement for our Annual Meeting of Stockholders held on November 14, 2003, filed with the SEC on October 20, 2003; and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on July 19, 1996.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

RCG Companies Incorporated
6836 Morrison Boulevard
Suite 200
Charlotte, NC 28211
Attention: Controller
Telephone: (704) 366-5054

      This Prospectus provides you with a general description of the securities that may be offered for sale, but does not contain all of the information that is in the registration statement that we filed with the SEC. Statements contained herein concerning the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each such statement is qualified in its entirety by references to the applicable document filed with the SEC.

      You should rely only on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The Selling Stockholders will not make an offer of these Shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of the respective document.